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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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                                  SCHEDULE TO
                                 (Rule 13e-4)
                               (Amendment No. 1)
               TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR
                13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
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                           Navigant Consulting, Inc.
        (Name of Subject Company (Issuer) and Filing Person (Offeror))
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         Options to Purchase Common Stock, par value $0.001 per share,
           Having an Exercise Price Equal to or in Excess of $15.00
 Options to Purchase Common Stock, par value $0.001 per share, granted on June
                                  1, 2000 and
granted on September 1, 2000 in exchange for certain options exchanged on June
                                    1, 2000
                        (Title of Class of Securities)
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                                 693 35 N 10 7
                     (CUSIP Number of Class of Securities)
                           (Underlying Common Stock)
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                               Philip P. Steptoe
                 Vice President, General Counsel and Secretary
                           Navigant Consulting, Inc.
                            615 North Wabash Avenue
                            Chicago, Illinois 60611
                                (312) 573-5600
           (Name, address and telephone number of person authorized
       to receive notices and communications on behalf of filing person)
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                                   Copy to:
                             Leland E. Hutchinson
                                Winston Strawn
                             35 West Wacker Drive
                            Chicago, Illinois 60601
                                (312) 558-5600
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[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2)
    and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    Amount Previously Paid: $1,111.
    Form or Registration No.: 5-50425.
    Filing party: Navigant Consulting, Inc.
    Date filed: October 4, 2002.
[_] Check the box if the filing relates soley to preliminary communications made before the commencement of a tender offer.
    Check the appropriate boxes below to designate any transactions to which the statement relates:
[_] third party tender offer subject to Rule 14d-1.
[X] issuer tender offer subject to Rule 13e-4.
[_] going-private transaction subject to Rule 13e-3.
[_] amendment to Schedule 13D under Rule 13d-2.
   Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]
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   This Amendment No. 1 (this "Amendment") amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on October 4, 2002 (the "Schedule TO") by Navigant Consulting, Inc. (the "Company"). Except to file an additional exhibit as provided below, this Amendment does not alter the terms and conditions previously set forth in the Schedule TO. Capitalized terms used and not defined in this Amendment have the meanings given to those terms in the Schedule TO and its exhibits.

Item 12.  Exhibits

   Item 12 is hereby amended and supplemented as follows to add Exhibit (a)(11) filed herewith:

(a)(1)*  Offer to Purchase, dated October 4, 2002.
(a)(2)*  Offer to Exchange, dated October 4, 2002.
(a)(3)*  Form of Cover Letter to Eligible Employees regarding the Offer to Purchase and Summary of
         Procedures.
(a)(4)*  Form of Cover Letter to Eligible Employees regarding the Offer to Exchange and Summary of
         Procedures.
(a)(5)*  Form of Purchase Election Form.
(a)(6)*  Form of Exchange Election Form.
(a)(7)*  Pages F-1 through F-28 of the Navigant Consulting, Inc. Annual Report to Stockholders, included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2001 (the
         Annual Report), filed with the Securities and Exchange Commission (the Commission) on March
         28, 2002 and incorporated herein by reference (File No. 0-28830).
(a)(8)*  Pages 3 through 10 of the Company's Quarterly Report on Form 10-Q for the period ended March
         31, 2002, filed with the Commission on May 10, 2002 and incorporated herein by reference (File
         No. 0-28830).
(a)(9)*  Pages 3 through 11 of the Company's Quarterly Report on Form 10-Q for the period ended June 30,
         2002, filed with the Commission on August 14, 2002 and incorporated herein by reference (File No.
         0-28830).
(a)(10)* Section 83(b) Tax Election Form.
(a)(11)  Press Release dated October 7, 2002.
(b)      Not applicable.
(d)(1)*  Navigant Consulting, Inc. Long-Term Incentive Plan (as Amended through November 30, 2000), filed as Appendix B to Navigant Consulting, Inc.'s Proxy Statement on Schedule 14A, filed with the
         Commission on November 2, 2000 and incorporated herein by reference (File No. 0-28830).
(d)(2)*  Form of Restricted Stock Award (included as Annex A to Exhibit (a)(2) and incorporated herein by reference).
(g)      Not applicable.
(h)      Not applicable.

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*  Previously filed.

                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.

                                          NAVIGANT CONSULTING, INC.

                                          By: /S/  PHILIP P. STEPTOE
                                          Name: Philip P. Steptoe
                                          Title: Vice-President, General
                                            Counsel and Secretary

Date: October 8, 2002

                               INDEX TO EXHIBITS

Exhibit
Number   Description
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(a)(1)*  Offer to Purchase, dated October 4, 2002.
(a)(2)*  Offer to Exchange, dated October 4, 2002.
(a)(3)*  Form of Cover Letter to Eligible Employees regarding the Offer to Purchase and Summary of
         Procedures.
(a)(4)*  Form of Cover Letter to Eligible Employees regarding the Offer to Exchange and Summary of
         Procedures.
(a)(5)*  Form of Purchase Election Form.
(a)(6)*  Form of Exchange Election Form.
(a)(7)*  Pages F-1 through F-28 of the Navigant Consulting, Inc. Annual Report to Stockholders, included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2001 (the
         Annual Report), filed with the Securities and Exchange Commission (the Commission) on March
         28, 2002 and incorporated herein by reference (File No. 0-28830).
(a)(8)*  Pages 3 through 10 of the Company's Quarterly Report on Form 10-Q for the period ended March
         31, 2002, filed with the Commission on May 10, 2002 and incorporated herein by reference (File
         No. 0-28830).
(a)(9)*  Pages 3 through 11 of the Company's Quarterly Report on Form 10-Q for the period ended June 30,
         2002, filed with the Commission on August 14, 2002 and incorporated herein by reference (File No.
         0-28830).
(a)(10)* Section 83(b) Tax Election Form.
(a)(11)  Press Release dated October 7, 2002.
(b)      Not applicable.
(d)(1)*  Navigant Consulting, Inc. Long-Term Incentive Plan (as Amended through November 30, 2000), filed as Appendix B to Navigant Consulting, Inc.'s Proxy Statement on Schedule 14A, filed with the
         Commission on November 2, 2000 and incorporated herein by reference (File No. 0-28830).
(d)(2)*  Form of Restricted Stock Award (included as Annex A to Exhibit (a)(2) and incorporated herein by reference).
(g)      Not applicable.
(h)      Not applicable.

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*  Previously filed.